Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated January 31, 2003 (except as to the stock-based compensation disclosure in Note 1 and the weighted average fair value at grant date information in Note 12 to the financial statements, which is as of June 30, 2003) relating to the financial statements, which appears in ZymoGenetics, Inc.’s amended Annual Report on Form 10-K/A for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Seattle, Washington

July 24, 2003